Exhibit 99.1

GigCapital, Inc. Announces Appointment of Brad Weightman to Chief Financial Officer

PALO ALTO, Calif.--(BUSINESS WIRE)-- GigCapital, Inc., (NYSE: GIG, GIG.U, GIG.RT, and GIG.WS) (“GigCapital”) a Technology, Media and Telecom (TMT) Private-to-Public Equity (PPE)™ corporation, today announced that Brad Weightman has been appointed to the position of Chief Financial Officer, effective August 12, 2019. Mr. Weightman replaces Ms. Tara McDonough who is departing the company at her personal choice to pursue other interests.

“We would like to profoundly thank Tara for her outstanding performance as the CFO of the company for the last year and wish her much success and joy on all her future endeavors. We are welcoming with delight Brad as our new CFO, who brings to us an exceptional wealth of experience and lengthy tenure in the public market,” said Dr. Avi Katz, Founder, Chairman and CEO of GigCapital, Inc.

Mr. Weightman has more than 25 years of global finance and accounting experience with a combination of large, mid-sized, and small public and private companies in the Semiconductor, IoT, hardware, and software industries. Most recently, Mr. Weightman was Senior Business Controller at Integrated Device Technology, Inc. (IDT) (NASDAQ IDTI), providing strategic and financial support for the General Manager and the division, prior to IDT being acquired by Renesas Electronics Corp. Previously, Mr. Weightman was Corporate Controller at GigPeak Inc. (NYSE GIG), formerly GigOptix, prior to GigPeak being acquired by IDT. Additionally, Brad has held various finance and accounting positions at Echelon Corporation, an early developer of the IoT market, supporting company growth from early stages to a mid-sized public company, as well as large corporations such as AMD and Xerox. Mr. Weightman received a Bachelor of Science degree in Accounting from San Jose State University, and is a Certified Public Accountant in California (inactive).

About The GigCapital Group and GigCapital, Inc.

The GigCapital Group (GigCG) is a technology, media and telecommunications (TMT) focused investment group led by an affiliated team of technology industry corporate executives and entrepreneurs, and TMT operational and strategic experts in the private and public markets, including substantial, success-proven M&A and IPO activities. The group deploys a unique Mentor-Investors methodology to partner with exceptional TMT companies, managed by dedicated and experienced entrepreneurs. The GigCG Private-to-Public Equity (PPE) companies (also known as blank check companies or special purpose acquisition companies (SPACs)) offer financial, operational and executive mentoring to U.S. and overseas private, and non-U.S. public companies, in order to accelerate their path from inception and as a privately-held entity into the growth-stage as a publicly traded company in the U.S. The partnership of GigCG with these companies continues through an organic and roll-up strategy growth post the transition to a public company. GigCG was launched in 2017 with the vision of becoming the lead franchise in incepting and developing TMT Private-to-Public Equity (PPE) companies. For more information, visit www.gigcapitalglobal.com.

GigCapital, Inc. (NYSE: GIG, GIG.U, GIG.RT, and GIG.WS), is one of the GigCG Private-to-Public Equity (PPE)™ companies.

“Private-to-Public Equity (PPE)” and “Mentor-Investor” are trademarks of GigFounders, LLC, used pursuant to agreement.

Contacts

GigCapital:

Darrow Associates, Inc.

Jim Fanucchi

+1 (408) 404-5400

ir@gigcapitalglobal.com

Source: GigCapital, Inc.